Exhibit 99.1

Genasys Signs Definitive Agreement to Acquire Evertel

Combination of Genasys and Evertel Will Augment Agency Collaboration

SAN DIEGO, CA – September 21, 2023 – Genasys Inc. (NASDAQ: GNSS), the global leader in protective communications systems and solutions, today announced that it has entered into a definitive agreement to acquire Evertel Technologies, the leading cross-agency collaboration platform for public safety. Genasys will be acquiring Evertel in a cash and stock deal for a total consideration of $5.8 million.

“Combining the two solutions will revolutionize inter and intra agency collaboration, adding a compliant, real-time layer of communication and intelligence sharing between first responders and emergency managers” said Richard Danforth, Chief Executive Officer of Genasys Inc. “Planning, actioning and optimizing every stage of emergency response before and during an incident needs to be interoperable, trustworthy and transparent.”

“At Evertel, we are revolutionizing how public safety agencies collaborate” said Chief (Ret.) Jeff Halstead, President & co-founder of Evertel. “Adding our mission-critical communication solution to Genasys ProtectTM platform provides a powerful network effect of knowledge sharing with neighboring agencies and nonprofits to allocate resources, create a synchronized hub for communications and reduce the risk of miscommunication or delays.”

With the apparent rise in frequency, complexity and intensity of natural and man-made disasters, the need for public safety agencies to become much more collaborative through enhanced connectivity is table stakes. The Company expects that consolidating tools to provide more data and insights in real-time will aid in making faster decision making and keeping constituents safe. Time is of the essence during an emergency, Genasys Protect and Evertel are designed to provide one source of truth and easy access to critical information- creating a new era of collaboration.

Details on the Proposed Transaction

Under the definitive agreement, Genasys has agreed to acquire Evertel, from Word Systems Operations for approximately $5.8 million, comprised of approximately 75 percent stock and 25 percent cash, subject to customary adjustments. Genasys expects the cash consideration to be financed through cash on hand. The transaction is expected to close the first week of October.

About Genasys Inc.

Genasys Inc. (NASDAQ: GNSS) is the global leader in Protective Communications Solutions and Systems, designed around one premise: ensuring organizations and public safety agencies are “Ready when it matters™.” The company provides the Genasys Protect platform, the most comprehensive portfolio of preparedness, response, and analytics software and systems, as well as Genasys Long Range Acoustic Devices (LRAD®) that deliver directed, audible voice messages with intelligible vocal clarity from close range to 5,500 meters. Genasys serves state and local governmental agencies, and education (SLED); enterprise organizations in critical sectors such as oil and gas, utilities, manufacturing, and automotive; and federal governments and the military. Genasys Protective Communications Solutions have diverse applications, including emergency warning and mass notification for public safety, critical event management for enterprise companies, de-escalation for defense and law enforcement, and automated detection of real-time threats like active shooters and severe weather. Today Genasys protects over 70 million people globally and is used in more than 100 countries, including more than 500 cities, counties, and states in the U.S. For more information, visit genasys.com.

About Evertel Technologies
Evertel is a secure & compliant mission-critical collaboration platform for the public safety market that brings the right people, information, and tools together in one space. Our intuitive platform helps agencies of all sizes—small towns, big cities, and everything in between—to work together more effectively to protect their communities and save lives.

Forward-Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments, and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation the business impact of epidemics or pandemics, geopolitical conflict, and other events that may affect our supply chain, and other risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. Risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management’s expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the “Risk Factors” section of the Company’s Form 10-K for the fiscal year ended September 30, 2022. Genasys Inc. disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

Investor Relations Contact
Brian Alger, CFA
SVP, IR and Corporate Development
ir@genasys.com
(858) 676-0582

Media Contact:
Anya Nelson
Scratch Marketing + Media for Genasys Inc.
genasyspr@scratchmm.com

###